Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

May 30, 2016

by and among

SEMGROUP CORPORATION,

PBMS, LLC,

ROSE ROCK MIDSTREAM, L.P.

and

ROSE ROCK MIDSTREAM GP, LLC

i

(Continued)

(Continued)

(Continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 30, 2016 (the “Execution Date”), is entered into by and among SemGroup Corporation, a Delaware corporation (“Parent”), PBMS, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Rose Rock Midstream, L.P., a Delaware limited partnership (“RRMS”), and Rose Rock Midstream GP, LLC, a Delaware limited liability company and the general partner of RRMS (“RRMS General Partner”).

WITNESSETH:

WHEREAS, Parent and RRMS desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, RRMS has required, as a condition to its willingness to enter into this Agreement, that Rose Rock Midstream Holdings, LLC, a Delaware limited liability company and the sole member of RRMS General Partner (“RRMS Holdings”), simultaneously herewith enters into a Support Agreement, dated as of the Execution Date (the “Support Agreement”), pursuant to which, among other things, RRMS Holdings agrees to support the Merger (as defined below) and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement;

WHEREAS, the RRMS Conflicts Committee (as defined below), by unanimous vote, acting in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of RRMS considering the interests of the RRMS Unaffiliated Holders (as defined below), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting RRMS Special Approval (as defined below)), and (c) resolved to approve, and to recommend to the RRMS Board (as defined below) the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of the recommendation of the RRMS Conflicts Committee, at a meeting duly called and held, the RRMS Board, by unanimous vote, (a) approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) directed that this Agreement be submitted to a vote of the Holders of RRMS Common Units and authorized the Holders of RRMS Common Units to act by written consent pursuant to Section 13.11 of the RRMS Partnership Agreement (as defined below); and

WHEREAS, the Board of Directors of Parent, by unanimous vote, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Stock Issuance”), and (c) resolved to submit the Parent Stock Issuance to a vote of Parent’s stockholders and recommend approval of the Parent Stock Issuance.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the RRMS Group Entities, and (ii) with respect to the RRMS Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities.

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry RRMS Common Units” has the meaning set forth in Section 2.1(c)(ii).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Consent Statement/Prospectus/Parent Proxy Statement” has the meaning set forth in Section 5.3(a).

“D&O Insurance” has the meaning set forth in Section 5.9(b).

“Delaware Courts” has the meaning set forth in Section 8.2.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Environmental Laws” means, without limitation, the following Laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; (xiii) all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises; and (xiv) any other federal, state or local Laws that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 3.11.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excess Shares” has the meaning set forth in Section 2.1(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Execution Date” has the meaning set forth in the Preamble.

“Fractional Share Proceeds” has the meaning set forth in Section 2.1(e).

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court, department, commission, board, bureau, regulatory or administrative agency or instrumentality.

“Hazardous Material” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste or pollutants, radiation, radionuclides and their daughter or breakdown products, or nuclear waste including used nuclear fuel; or (v) which causes or threatens to cause contamination or nuisance on any properties, or poses or threatens to pose a hazard to the environment or to human health or safety.

“Holders” means, when used with reference to shares of Parent Common Stock or the RRMS Common Units, the holders of such shares or units shown from time to time in the registers maintained by or on behalf of Parent or RRMS, respectively.

“Knowledge” as used in this Agreement with respect to a party hereto, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the Parent Parties are set forth on Schedule A-1 hereto. The designated personnel for the RRMS Parties are set forth on Schedule A-2 hereto.

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

“Merger” means the merger of Merger Sub with and into RRMS, with RRMS as the sole surviving entity.

“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“NGL” means natural gas liquids.

“Notice” has the meaning set forth in Section 8.1.

“NYSE” means the New York Stock Exchange.

“Orders” has the meaning set forth in Section 3.8(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 10-K” has the meaning set forth in Section 4.6(a).

“Parent 10-Q” has the meaning set forth in Section 4.6(a).

“Parent Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the RRMS Group Entities, relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether by merger, consolidation, share exchange, share issuance, business combination, recapitalization, liquidation or otherwise) of (a) of assets of Parent and the Parent Subsidiaries (including securities of Parent Subsidiaries) equal to twenty-five percent (25%) or more of the assets (based on fair market value) of Parent and the Parent Subsidiaries, taken as whole, or to which twenty-five percent (25%) or more of the revenues or earnings (for the twelve-month period ending on the last day of Parent’s most recently completed fiscal quarter) of Parent and the Parent Subsidiaries, taken as a whole, are attributable, or (b) beneficial ownership (within the meaning of Section 13(d) under the Exchange Act) of twenty-five percent (25%) or more of any class of equity securities of Parent. For purposes of this definition, the assets and revenues of Parent and the Parent Subsidiaries shall include the assets, revenues and earnings of the RRMS Group Entities.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 5.3(e).

“Parent Associated Employees” has the meaning set forth in Section 4.15(a).

“Parent Award” has the meaning set forth in Section 2.3.

“Parent Benefit Plan” means any Employee Benefit Plan maintained by, sponsored by or contributed to by, or obligated to be contributed to by any Parent Group Entity.

“Parent Board” means the Board of Directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 5.3(e).

“Parent Common Stock” means the Class A Common Stock of Parent, par value $0.01 per share.

“Parent Designated Proposal” means a bona fide written Parent Acquisition Proposal obtained after the date of this Agreement, which the Parent Board determines in good faith to be more favorable to Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by RRMS and the RRMS General Partner in writing; provided that, for purposes of this definition of “Parent Designated Proposal,” references in the term “Parent Acquisition Proposal” to “twenty-five percent (25%)” shall be deemed to be references to “fifty percent (50%)”.

“Parent Disclosure Letter” means the disclosure letter prepared by Parent and delivered to RRMS concurrently herewith.

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Group Entities” means the Parent Parties and the Parent Subsidiaries.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or result in a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, events or occurrences affecting the petroleum products (including crude oil, natural gas, NGL and other hydrocarbon products) gathering, processing, treating, transportation, storage, distribution and marketing industries generally (including any change in the prices of crude oil, natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to Parent or any of the Parent Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the Parent Parties taking any action required or contemplated by this Agreement, (g) changes, effects, events or occurrences at any RRMS Group Entity or (h) any change in the market price or trading volume of the shares of common stock or other equity securities of Parent (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); provided that any change, effect, event or occurrence referred to in clauses (a), (b), (c) and (e) shall be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence has a materially disproportionate adverse effect on the Parent Group Entities, taken as a whole, relative to the adverse effect on similarly situated parties, or (ii) the ability of any of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Parent Material Contract” shall have the meaning ascribed to such term in Section 4.13(a).

“Parent Parties” means Parent and Merger Sub.

“Parent Proxy Statement” has the meaning set forth in Section 3.17.

“Parent SEC Reports” has the meaning set forth in Section 4.5(a).

“Parent Stockholder Meeting” has the meaning set forth in Section 5.3(e).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Issuance Approval” has the meaning set forth in Section 4.2.

“Parent Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by Parent, excluding any RRMS Group Entity and any entity set forth on Section 1.1 of the Parent Disclosure Letter.

“Party Group” means the RRMS Parties, on the one hand, and the Parent Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

“Permits” has the meaning set forth in Section 3.12(a).

“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities or RRMS Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Parent Group Entities or RRMS Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Parent Group Entities or RRMS Group Entities, as applicable.

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Proceedings” has the meaning set forth in Section 3.8(a).

“Registration Statement” has the meaning set forth in Section 3.17.

“Representatives” has the meaning set forth in Section 5.2.

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, shares, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, shares, voting securities or equity interests.

“Rights-of-Way” has the meaning set forth in Section 3.7(b).

“RRMS” has the meaning set forth in the Preamble.

“RRMS 10-K” has the meaning set forth in Section 3.6(a).

“RRMS 10-Q” has the meaning set forth in Section 3.6(a).

“RRMS Board” means the Board of Directors of RRMS General Partner.

“RRMS Certificate” has the meaning set forth in Section 2.1(c)(ii).

“RRMS Common Unit” means a “Common Unit,” as defined in the RRMS Partnership Agreement.

“RRMS Conflicts Committee” means the Conflicts Committee (as defined in the RRMS Partnership Agreement) of the RRMS Board.

“RRMS D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any RRMS Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any RRMS Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be a RRMS D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“RRMS Disclosure Letter” means the disclosure letter prepared by RRMS and delivered to Parent concurrently herewith.

“RRMS Equity Incentive Plan” means the Rose Rock Midstream Equity Incentive Plan of Rose Rock Midstream GP, LLC, adopted and approved as of December 8, 2011.

“RRMS Expenses” has the meaning set forth in Section 7.6(a).

“RRMS Financial Statements” has the meaning set forth in Section 3.6(a).

“RRMS General Partner” has the meaning set forth in the Preamble.

“RRMS General Partner Interest” means the “General Partner Interest,” as defined in the RRMS Partnership Agreement.

“RRMS GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of Rose Rock Midstream GP, LLC, dated as of December 14, 2011.

“RRMS Group Entities” means the RRMS Parties and the RRMS Subsidiaries.

“RRMS Holdings” has the meaning set forth in the Recitals.

“RRMS Incentive Distribution Right” means an “Incentive Distribution Right,” as defined in the RRMS Partnership Agreement.

“RRMS Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or resulting in a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the RRMS Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a RRMS Material Adverse Effect: (a) changes, effects, events or occurrences affecting the crude oil gathering, transportation, storage, distribution and marketing industries generally (including any change in the price of crude oil, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to RRMS or any of the RRMS Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the RRMS Parties taking any action required or contemplated by this Agreement or (g) any change in the market price or trading volume of the limited partnership interests or other equity securities of RRMS (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of RRMS Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a RRMS Material Adverse Effect); provided that any change, effect, event or occurrence referred to in clauses (a), (b), (c) and (e) shall be taken into account for purposes of determining whether a RRMS Material Adverse Effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence has a materially disproportionate adverse effect on the RRMS Group Entities, taken as a whole, relative to the adverse effect on similarly situated parties, or (ii) the ability of either of the RRMS Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“RRMS Material Contract” shall have the meaning ascribed to such term in Section 3.13(a).

“RRMS Parties” means RRMS and RRMS General Partner.

“RRMS Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Rose Rock Midstream, L.P. dated as of December 14, 2011, as heretofore amended, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“RRMS Partnership Interest” means “Partnership Interest,” as defined in the RRMS Partnership Agreement.

“RRMS Public Units” means the RRMS Common Units other than the RRMS Restricted Unit Awards and other than the RRMS Common Units held directly or indirectly by the Parent Group Entities or by RRMS.

“RRMS Restricted Unit Award” has the meaning set forth in Section 3.4(a).

“RRMS SEC Reports” has the meaning set forth in Section 3.5(a).

“RRMS Special Approval” means “Special Approval,” as defined in the RRMS Partnership Agreement.

“RRMS Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by RRMS.

“RRMS Unaffiliated Holders” means the holders of outstanding RRMS Common Units, other than Parent and its Affiliates (including, for purposes of this definition, the RRMS Group Entities and their Affiliates).

“RRMS Vote” has the meaning set forth in Section 3.2.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Proceeds” has the meaning set forth in Section 2.1(e).

“Subsidiaries” means, when used with reference to Parent or RRMS, the Parent Subsidiaries or the RRMS Subsidiaries, respectively.

“Support Agreement” has the meaning set forth in the Recitals.

“Surrender” means, when used with reference to a RRMS Public Unit, the proper delivery of a RRMS Certificate (or lost certificate affidavit as contemplated by Section 2.2(b)) or the proper completion, with respect to a Book-Entry RRMS Common Unit, of all procedures necessary, in either case, to effect the transfer of such RRMS Public Unit in accordance with the terms of the Letter of Transmittal or such other procedures as may be reasonably established by the Exchange Agent.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Termination Date” has the meaning set forth in Section 7.2(a).

“Termination Fee” has the meaning set forth in Section 7.6(b).

“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with Section 13.11 and Section 14.3 of the RRMS Partnership Agreement of the holders of RRMS Common Units constituting a Unit Majority (as defined in the RRMS Partnership Agreement).

SECTION 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the RRMS Disclosure Letter and the Parent Disclosure Letter) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), and (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

MERGER

SECTION 2.1 Closing of the Merger.

(a) Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Parent at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216 on the next Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b) Effective Time. Concurrently with or as soon as practicable following the Closing, Parent and RRMS shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into RRMS, the separate existence of Merger Sub shall cease, and RRMS shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).

(c) Effect of the Merger on Equity Securities. Subject in each case to Sections 2.1(e) and 2.1(f), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, RRMS, RRMS General Partner, any Holder of RRMS Common Units, any Holder of Parent Common Stock, or any other Person:

(i) Conversion of RRMS Public Units. Each of the RRMS Public Units outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.8136 shares of validly issued, fully paid and nonassessable Parent Common Stock (such number of shares of Parent Common Stock, the “Merger Consideration”).

(ii) Each RRMS Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such RRMS Public Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of RRMS or have any rights with respect to such RRMS Public Units, except the right to receive the Merger Consideration, and any distributions and Fractional Share Proceeds to which former Holders of RRMS Public Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented RRMS Public Units (a “RRMS Certificate”) (or lost certificate affidavit as contemplated by Section 2.2(b)) or (B) uncertificated RRMS Public Units represented by book-entry (“Book-Entry RRMS Common Units”), together with such properly completed and duly executed Letter of Transmittal and such other documents in accordance with Section 2.2.

(iii) Treatment of RRMS-Owned Units and Parent-Owned Partnership Interests. Any RRMS Common Units that are owned immediately prior to the Effective Time by RRMS shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled RRMS Common Units. All (a) RRMS General Partner Interest, (b) RRMS Incentive Distribution Rights and (c) RRMS Common Units that are not RRMS Public Units or subject to RRMS Restricted Unit Awards or not cancelled pursuant to the first sentence of this clause (iii) shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger or, with respect to RRMS Restricted Unit Awards, be treated as described in Section 2.3.

(iv) Equity of Merger Sub. The outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of common units of the Surviving Entity equal to the number of RRMS Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i). At the Effective Time, the books and records of RRMS shall be revised to reflect the cancellation and retirement of all RRMS Public Units and the conversion of the limited liability company interest in Merger Sub to common units of the Surviving Entity, and the existence of RRMS (as the Surviving Entity) shall continue without dissolution.

(d) Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of DRULPA and DLLCA. At the Effective Time, (i) the certificate of limited partnership of RRMS shall continue as the certificate of limited partnership of the Surviving Entity, and (ii) the RRMS Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the RRMS Partnership Agreement (subject to Section 5.9 hereof).

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and (ii) each registered Holder of RRMS Public Units converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all RRMS Public Units held by such Holder immediately prior to the Effective Time) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(e), a cash payment, without interest, in lieu of such fractional shares representing such Holder’s proportionate interest, in the proceeds from the sale by the Exchange Agent (the “Share Proceeds”) in one or more transactions of a number of shares of Parent Common Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Common Stock reserved with the Exchange Agent by Parent pursuant to Section 2.2(a) minus (ii) the aggregate number of whole shares of Parent Common Stock that Holders of RRMS Public Units are entitled to receive pursuant to Section 2.1(c)(i) and Section 2.1(c)(ii) (such excess, which, for the avoidance of doubt, shall be equal to the aggregate number of fractional shares of Parent Common Stock that the registered Holders of RRMS Public Units converted pursuant to the Merger would have otherwise been entitled to receive, the “Excess Shares”). The parties acknowledge that payment of the cash Share Proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of RRMS Public Units that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then-prevailing price on the NYSE in the manner provided in this Section 2.1(e) and such sales shall be executed in round lots to the extent practicable. Until the Share Proceeds of such sale or sales have been distributed to the Holders of such RRMS Public Units, the Exchange Agent shall hold such Share Proceeds in trust for the benefit of the Holders of such RRMS Public Units (the “Fractional Share Proceeds”). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each Holder of such RRMS Public Units shall be entitled, if any, by multiplying the amount of the aggregate Share Proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Holder of such RRMS Public Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of such RRMS Public Units would otherwise be entitled.

(f) Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding RRMS Common Units or shares of Parent Common Stock shall be changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to RRMS, Merger Sub and the Holders of RRMS Restricted Unit Awards and RRMS Public Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in partnership interests, shares, voting securities, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

SECTION 2.2 Exchange of RRMS Public Units.

(a) Exchange Agent. Prior to the mailing of the Consent Statement/Prospectus/Parent Proxy Statement, Parent shall appoint Computershare (or a different exchange agent reasonably acceptable to Parent and RRMS) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and any dividends and other distributions pursuant to Section 2.2(c) and any Fractional Share Proceeds. Promptly after the Effective Time, Parent shall (i) reserve with the Exchange Agent the shares of Parent Common Stock to be issued pursuant to Section 2.1(c)(i) and (ii) authorize the Exchange Agent to exchange shares of Parent Common Stock in accordance with this Section 2.2. Parent shall deposit with the Exchange Agent any additional cash or other consideration as and when necessary to pay any dividends and other distributions pursuant to Section 2.2(c) and other amounts required to be paid under this Agreement. Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any shares of Parent Common Stock, or fraction thereof, any remaining Fractional Share Proceeds, and any remaining amount of funds deposited with the Exchange Agent shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of RRMS Public Units and (y) twelve months after the Closing Date, and any Holders of the RRMS Certificates or Book-Entry RRMS Common Units who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration, any Share Proceeds and any distributions or other distributions to which such Holders may be entitled.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Holder, as of the Effective Time, of RRMS Public Units whose RRMS Public Units were converted into the right to receive the Merger Consideration a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the RRMS Certificates shall pass, only upon proper delivery of the RRMS Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) to the Exchange Agent or, in the case of Book-Entry RRMS Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in such customary form and have such other provisions as Parent and RRMS may reasonably agree prior to the Effective Time and instructions for effecting the Surrender of such RRMS Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry RRMS Common Units in exchange for, as applicable, whole shares of Parent Common Stock and any dividends or distributions payable pursuant to Section 2.2(c) and any Fractional Share Proceeds. Subject to Section 2.2(c), upon Surrender to the Exchange Agent of such RRMS Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry RRMS Common Units, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of a RRMS Certificate (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry RRMS Common Units shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) to which such Holder is entitled pursuant to Section 2.1(c)(i), (ii) the Fractional Share Proceeds, if any, payable in lieu of any fractional shares of Parent Common Stock otherwise issuable and (iii) any dividends or distributions payable pursuant to Section 2.2(c) to which such Holder is entitled. The instructions for effecting the Surrender of RRMS Certificates shall set forth procedures that must be taken by the Holder of any RRMS Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to receive the Merger Consideration, the Fractional Share Proceeds, if any, and any distributions payable pursuant to Section 2.2(c) that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Parent, signed exactly as the name or names of the registered Holder or Holders of RRMS Public Units appeared on the books of RRMS immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of RRMS or its transfer agent of RRMS Certificates or Book-Entry RRMS Common Units (provided, however, that the foregoing shall not restrict the transfer of any RRMS Partnership Interest other than the RRMS Public Units after the Effective Time); and if such RRMS Certificates or Book-Entry RRMS Common Units are presented to RRMS or its transfer agent for transfer, they shall be canceled against delivery of the appropriate Merger Consideration, any Fractional Share Proceeds and any distributions payable pursuant to Section 2.2(c) as hereinabove provided. Until Surrendered as contemplated by this Section 2.2(b), each RRMS Certificate or Book-Entry RRMS Common Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the appropriate Merger Consideration, together with any distributions payable pursuant to Section 2.2(c) and Fractional Share Proceeds as contemplated by this Section 2.2. No interest will be paid or will accrue on any Fractional Share Proceeds or any distributions payable pursuant to Section 2.2(c).

(c) Dividends and Distributions with Respect to Unexchanged RRMS Public Units. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any RRMS Certificate or Book-Entry RRMS Common Units not Surrendered with respect to such shares of Parent Common Stock issuable in respect thereof until the Surrender of such RRMS Certificate or Book-Entry RRMS Common Units in accordance with this Section 2.2. Subject to the effect of applicable Laws, Parent shall pay, or cause the Exchange Agent to pay, to the Holder of each RRMS Certificate or Book-Entry RRMS Common Units, without interest, (i) at the time of Surrender of such RRMS Certificate or Book-Entry RRMS Common Units, the amount of dividends or other distributions previously paid with respect to the whole shares of Parent Common Stock issuable with respect to such RRMS Certificate or Book-Entry RRMS Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d) No Further Ownership Rights in RRMS Public Units. All Merger Consideration issued upon the Surrender for exchange of RRMS Certificates or Book-Entry RRMS Common Units in accordance with the terms of this Article II (including any Fractional Share Proceeds and dividends and distributions payable pursuant to Section 2.2(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the RRMS Public Units heretofore represented by such RRMS Certificates or Book-Entry RRMS Common Units (including all rights to common units arrearages), subject, however, to Parent’s obligation, with respect to RRMS Public Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared or made by RRMS on such RRMS Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.

(e) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, RRMS, RRMS General Partner or their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, distribution or Fractional Share Proceeds properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any RRMS Certificates or Book-Entry RRMS Common Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration, any Fractional Share Proceeds or any distributions with respect to RRMS Common Units or shares of Parent Common Stock in respect of such RRMS Certificate or Book-Entry RRMS Common Units would escheat to or become the property of any Governmental Entity, any such units, cash or distributions in respect of such RRMS Certificates or Book-Entry RRMS Common Units shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Withholding Rights. Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as Parent, Merger Sub or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, Merger Sub or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(g) No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

SECTION 2.3 Treatment of RRMS Restricted Unit Awards and RRMS UDRs.

(a) At the Effective Time, each RRMS Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the transactions contemplated by this Agreement and that is outstanding as of immediately prior to the Effective Time, shall cease to represent an award with respect to RRMS Common Units and shall be converted into an award with respect to shares of Parent Common Stock (a “Parent Award”), subject to the same vesting and forfeiture provisions as were applicable to such RRMS Restricted Unit Award immediately prior to the Effective Time, with the number of shares of Parent Common Stock subject to each such Parent Award to be equal to the number of RRMS Common Units subject to each such RRMS Restricted Unit Award immediately prior to the Effective Time multiplied by the Merger Consideration (rounded down to the nearest whole share), with any corresponding accrued but unpaid UDRs (as defined in the RRMS Equity Incentive Plan) with respect to any RRMS Restricted Unit Awards to be assumed by Parent, remain outstanding and continue to represent an obligation with respect to the applicable Parent Award.

(b) Prior to the Effective Time, RRMS and RRMS General Partner shall take all action necessary to effectuate the provisions of this Section 2.3. RRMS and RRMS General Partner shall ensure that, as of immediately following the Effective Time, no holder of a RRMS Restricted Unit Award or participant in the RRMS Equity Incentive Plan shall have any rights thereunder to acquire, or other rights in respect of, the equity of RRMS, the Surviving Entity or any of the RRMS Subsidiaries.

(c) Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to the Parent Awards as a result of the actions contemplated by this Section 2.3. As soon as practicable following the Effective Time, Parent shall, to the extent legally required, file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms, including Form S-3) with respect to the shares of Parent Common Stock subject to such Parent Awards and shall use its reasonable best efforts to maintain the effectiveness of any such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Awards remain outstanding and the offering with respect thereto is required to be registered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE RRMS PARTIES

Except (i) as set forth in a section of the RRMS Disclosure Letter corresponding to the applicable section of this Article III to which such disclosure applies (provided that any information set forth in one section of the RRMS Disclosure Letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) or (ii) as disclosed in the RRMS SEC Reports (excluding any disclosures set forth in such RRMS SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosure or statements)) filed on or after January 1, 2015 and prior to the Execution Date (without giving effect to any SEC Report or any amendment to any SEC Report in each case filed on or after the Execution Date), RRMS and, with respect to itself where provided for in this Article III, the RRMS General Partner each hereby represent and warrant to the Parent Parties that:

SECTION 3.1 Organization and Existence.

(a) Each of the RRMS Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the RRMS Subsidiaries (other than any of the RRMS Parties) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the RRMS Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(d) RRMS has made available to Parent true and complete copies of the Governing Documents of each RRMS Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no RRMS Party is in violation of any provisions thereof.

SECTION 3.2 Authority and Approval. Each of the RRMS Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it, subject to receipt of the RRMS Vote, in the case of RRMS. The execution and delivery of this Agreement by each of the RRMS Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the RRMS Parties have been duly authorized and approved by all requisite limited partnership or limited liability company action on the part of each of the RRMS Parties, subject to receipt of the RRMS Vote, in the case of RRMS. At a meeting duly called and held, the RRMS Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of RRMS considering the interests of the RRMS Unaffiliated Holders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting RRMS Special Approval), and (c) resolved to approve, and to recommend to the RRMS Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the RRMS Conflicts Committee, at a meeting duly called and held, the RRMS Board, by unanimous vote, (a) approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) directed that this Agreement be submitted to a vote of Holders of RRMS Common Units and authorized the Holders of RRMS Common Units to act by written consent pursuant to Section 13.11 of the RRMS Partnership Agreement. Following such approval by the RRMS Conflicts Committee and the RRMS Board, RRMS Holdings approved this Agreement and the transactions contemplated hereby, including the Merger. The adoption of this Agreement by the affirmative vote or consent of the Holders of at least a Unit Majority (as defined in the RRMS Partnership Agreement) (the “RRMS Vote”) is the only vote or approval of the holders of any partnership interests in RRMS necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the RRMS Parties and constitutes the valid and legally binding obligation of each of the RRMS Parties, enforceable against each of the RRMS Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 3.3 No Conflict; Consents.

(a) Except as set forth on Section 3.3(a) of the RRMS Disclosure Letter, and subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and receipt of the RRMS Vote, the execution, delivery and performance of this Agreement by each of the RRMS Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the RRMS Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the RRMS Group Entities is a party or by which any of the RRMS Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the RRMS Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the RRMS Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have a RRMS Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 3.4 Capitalization; Limited Partner Interests.

(a) As of the Execution Date, the outstanding capitalization of RRMS consists of 37,014,462 RRMS Common Units (including 176,704 RRMS Common Units subject to RRMS Restricted Unit Awards), the RRMS General Partner Interest and the RRMS Incentive Distribution Rights. All of such RRMS Common Units and RRMS Incentive Distribution Rights and the limited partner interests represented thereby, with respect to the RRMS Common Units, have been duly authorized and validly issued in accordance with the RRMS Partnership Agreement, and are fully paid (to the extent required under the RRMS Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the RRMS Partnership Agreement). The RRMS General Partner is the sole owner of the RRMS General Partner Interest and the RRMS General Partner Interest has been duly authorized and validly issued in accordance with the RRMS Partnership Agreement. As of the Execution Date, (i) 743,497 RRMS Common Units were reserved for issuance under the RRMS Equity Incentive Plan, of which (A) 176,704 RRMS Common Units were subject to outstanding restricted unit awards (the “RRMS Restricted Unit Awards”) and (B) no RRMS Common Units were subject to outstanding options, unit appreciation rights, phantom units, or other unit-based awards of any other kind. All RRMS Common Units reserved for issuance under the RRMS Equity Incentive Plan, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth above in this Section 3.4(a), as of the Execution Date there are not any RRMS Common Units, partnership interests, voting securities or other equity interests of RRMS issued and outstanding or any Rights issued or granted by, or binding upon, RRMS, except as set forth in the RRMS SEC Reports (without giving effect to any SEC Report or any amendment to any SEC Report in each case filed on or after the Execution Date) or the RRMS Partnership Agreement as in effect on the Execution Date, except for awards granted under the RRMS Equity Incentive Plan, or except as expressly contemplated by this Agreement. Except as set forth in the RRMS Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of RRMS or any RRMS Group Entity to repurchase, redeem or otherwise acquire any RRMS Common Units or other partnership interests, voting securities or other equity interests or any Rights of RRMS or any RRMS Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of RRMS on any matter.

(b) Section 3.4(b) of the RRMS Disclosure Letter sets forth a true and complete list of the RRMS Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each RRMS Subsidiary owned directly or indirectly by the RRMS Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on Section 3.4(b) of the RRMS Disclosure Letter and (ii) have been duly authorized and are validly issued, fully paid (with respect to RRMS Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable RRMS Subsidiary) and nonassessable (with respect to RRMS Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-403, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

(c) Other than ownership interests in the RRMS Subsidiaries set forth on Section 3.4(b) of the RRMS Disclosure Letter, RRMS does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the RRMS Subsidiaries as of the Execution Date.

(d) Except as set forth in this Section 3.4 or as otherwise issued or committed to issue after the date of this Agreement, neither RRMS nor any RRMS Subsidiary has issued any compensatory equity or equity-linked award that remains outstanding, nor has any such entity committed to issue any such award.

SECTION 3.5 SEC Documents; Internal Controls.

(a) Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by RRMS or any RRMS Subsidiary with or to the SEC have been or will be timely filed or furnished (the “RRMS SEC Reports”). Each of the RRMS SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of RRMS SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any RRMS SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of Parent, as to which RRMS makes no representation or warranty.

(b) No RRMS Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the RRMS SEC Reports. No enforcement action has been initiated against RRMS relating to disclosures contained or omitted from any RRMS SEC Report.

(c) RRMS makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. RRMS has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by RRMS in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. RRMS General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to RRMS’s auditors and the audit committee of the RRMS Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect RRMS’s ability to record, process, summarize and report financial data and have identified for RRMS’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in RRMS’s internal controls.

(d) Since January 1, 2015, the principal executive officer and principal financial officer of the RRMS General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a RRMS SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 3.6 Financial Statements; Undisclosed Liabilities.

(a) RRMS’s Annual Report on Form 10-K filed with the SEC on February 26, 2016 (the “RRMS 10-K”) sets forth a true and complete copy of the consolidated audited statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2015 and consolidated balance sheets as of December 31, 2015 and 2014 for RRMS, including the notes thereto, and RRMS’s Quarterly Report on Form 10-Q filed with the SEC on May 6, 2016 (the “RRMS 10-Q”) sets forth a true and complete copy of the unaudited condensed consolidated statements of income and cash flows for each of the three month periods ending March 31, 2016 and March 31, 2015 and unaudited condensed consolidated balance sheet as of March 31, 2016 for RRMS, including the notes thereto (the referenced financial statements set forth in the RRMS 10-K and in the RRMS 10-Q are collectively referred to as the “RRMS Financial Statements”). The RRMS Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of RRMS as of such dates and the consolidated statements of income and cash flows of RRMS for such periods, except as otherwise noted therein. Except as set forth in the RRMS Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a RRMS Material Adverse Effect. RRMS has not had any disagreement with its independent public accounting firm that required disclosure in the RRMS SEC Reports.

(b) There are no liabilities or obligations of RRMS, RRMS General Partner or the RRMS Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations disclosed, reflected or reserved against in the RRMS Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2015, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

SECTION 3.7 Real Property; Rights-of-Way.

(a) Each of the RRMS Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the RRMS Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the RRMS Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(b) Each of the RRMS Group Entities has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any RRMS SEC Report filed on or prior to the Execution Date, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, have a RRMS Material Adverse Effect. Each of the RRMS Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(c) (i) (A) there are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the RRMS Group Entities and (B) none of the RRMS Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (A) or (B)), if pursued, would, individually or in the aggregate, have a RRMS Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the RRMS Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the RRMS Group Entities, except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have a RRMS Material Adverse Effect.

SECTION 3.8 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect:

(a) There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) pending or, to the Knowledge of the RRMS Parties, threatened against or affecting the RRMS Group Entities, their assets, or any of the operations of the RRMS Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”), against or affecting the RRMS Group Entities, their assets, or any of the operations of the RRMS Group Entities related thereto.

(b) None of the RRMS Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

SECTION 3.9 No Adverse Changes. Except as described in the RRMS Financial Statements:

(a) since December 31, 2015, there has not been a RRMS Material Adverse Effect;

(b) since December 31, 2015, there has not been any material damage, destruction or loss to any material portion of the assets of the RRMS Group Entities, whether or not covered by insurance; and

(c) since December 31, 2015, neither RRMS nor any other RRMS Group Entity has taken any action described in Section 5.1(a) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

SECTION 3.10 Taxes. Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to RRMS or any of the RRMS Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by RRMS or any of the RRMS Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of RRMS or any of the RRMS Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to RRMS or any of the RRMS Subsidiaries or their assets; (e) RRMS is not a “corporation” under Code Section 7704(a) and is and has always at all times since its formation been properly treated as a partnership for U.S. federal income tax purposes; (f) for U.S. federal income tax purposes, the RRMS Subsidiaries are either (i) disregarded as separate from RRMS, (ii) partnerships, or (iii) with regard only to Rose Rock Finance Corporation, a corporation; and (g) RRMS and any of the RRMS Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Code Section 754.

SECTION 3.11 Environmental Matters. Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect: (a) the RRMS Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the RRMS Group Entities, their assets or their operations relating thereto that give rise to an obligation under any applicable Environmental Laws of the RRMS Group Entities to investigate or remediate the presence or release of Hazardous Materials on any real property or rights-of-way owned, leased or otherwise impacted by RRMS Group Entities operations, including off-site waste disposal sites; (c) the RRMS Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the RRMS Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, registrations, permits, permit exemptions, approvals, licenses or similar authorizations required under Environmental Law (“Environmental Permits”), if any, required to be obtained or filed by the RRMS Group Entities with respect to their assets or their operations relating thereto have been duly obtained or filed and are in full force and effect and none of the RRMS Group Entities has received any notice regarding the revocation, suspension or amendment of any Environmental Permit as of the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the RRMS Group Entities on their assets or as a result of their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or real property to any Hazardous Material in connection with RRMS Group Entities assets or as a result of RRMS Group Entities operations.

SECTION 3.12 Licenses; Permits.

(a) The RRMS Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than Environmental Permits) issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except where the failure to obtain such Permit would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(b) All Permits are validly held by the RRMS Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(c) The RRMS Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the RRMS Parties, threatened, except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(e) No Proceeding is pending or, to the Knowledge of the RRMS Parties, threatened with respect to any alleged failure by the RRMS Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 3.13 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the RRMS Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to RRMS (each contract that is described in this Section 3.13(a) being a “RRMS Material Contract”).

(b) Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect, with respect to each of the RRMS Group Entities: (i) each RRMS Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each RRMS Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each RRMS Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the RRMS Material Contract; and (iv) to the Knowledge of the RRMS Parties, no other party to any RRMS Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any RRMS Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the RRMS Material Contract.

SECTION 3.14 Brokerage Arrangements. Except for RRMS’s obligations to Evercore Group L.L.C., the fees and expenses of which will be paid by RRMS, none of the RRMS Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the RRMS Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.15 State Takeover Laws. RRMS has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the RRMS Partnership Agreement or other Governing Documents of RRMS.

SECTION 3.16 Opinion of Financial Advisor. The RRMS Conflicts Committee has received the opinion of Evercore Group L.L.C., dated as of the Execution Date, to the effect that, as of the date thereof and subject to the qualifications, limitations and assumptions set forth therein, the exchange ratio implied by the Merger Consideration is fair, from a financial point of view, to the holders of outstanding RRMS Common Units, other than the Parent and its affiliates.

SECTION 3.17 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of RRMS specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent with respect to the issuance of shares of Parent Common Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the proxy statement filed by Parent with the SEC in connection with the Parent Stock Issuance Approval (the “Parent Proxy Statement”) will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, RRMS makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.18 Insurance. Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect, (a) the businesses and assets of the RRMS Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the industries in which the RRMS Group Entities conduct business, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the RRMS Group Entities other than in the ordinary course of business.

SECTION 3.19 Condition of Assets. Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect, the assets of the RRMS Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 3.20 Investment Company Act. RRMS is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.21 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE RRMS PARTIES IN THIS AGREEMENT, THE RRMS PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES ON OR OTHER MATTERS REGARDING THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE RRMS PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN

STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE RRMS PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.21 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE RRMS GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except (i) as set forth in a section of the Parent Disclosure Letter corresponding to the applicable section of this Article IV to which such disclosure applies (provided that any information set forth in one section of the Parent Disclosure Letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) or (ii) as disclosed in the Parent SEC Reports (excluding any disclosures set forth in such Parent SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosure or statements)) filed on or after January 1, 2015 and prior to the Execution Date (without giving effect to any SEC Report or any amendment to any SEC Report in each case filed on or after the Execution Date), Parent hereby represents and warrants to the RRMS Parties that:

SECTION 4.1 Organization and Existence.

(a) Each of the Parent Parties is a corporation or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the Parent Subsidiaries (other than Merger Sub) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) Parent has made available to RRMS true and complete copies of the Governing Documents of each Parent Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no Parent Party is in violation of any provisions thereof.

(e) All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Rose Rock Midstream Holdings, LLC. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 4.2 Authority and Approval. Each of the Parent Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it, subject to obtaining the Parent Stock Issuance Approval in the case of Parent. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Parent Parties, subject to obtaining the Parent Stock Issuance Approval in the case of Parent. At a meeting duly called and held, the Parent Board, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, are in the best interest of Parent and Holders of Parent Common Stock, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, and (c) resolved to submit the Parent Stock Issuance to a vote of Parent’s stockholders and recommend approval of the Parent Stock Issuance. The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the “Parent Stock Issuance Approval”) is the only vote or approval of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the Parent Parties and constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity). As of the Execution Date, RRMS Holdings is the record holder and beneficial owner in the aggregate of, and has the right to vote, a majority of the RRMS Common Units outstanding on the date hereof.

SECTION 4.3 No Conflict; Consents.

(a) Except as set forth on Section 4.3(a) of the Parent Disclosure Letter, and subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b) and receipt of the Parent Stock Issuance Approval, the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 90,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of Class B Common Stock, par value $0.01 per share. As of the Execution Date, 43,859,605 shares of Parent Common Stock were issued and outstanding and an additional 976,223 shares of Parent Common Stock were held by Parent in its treasury. Except as set forth above in this Section 4.4(a), as of the Execution Date there are not any shares of capital stock, voting securities or other equity interests of Parent issued and outstanding or any Rights issued or granted by, or binding upon, Parent, except as set forth in the Parent SEC Reports (without giving effect to any SEC Report or any amendment to any SEC Report in each case filed on or after the Execution Date), except for awards granted under Parent’s employee benefit, stock option, incentive and stock purchase plans, or as expressly contemplated by this Agreement. There are no outstanding obligations of Parent or any Parent Group Entity to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or any Rights of Parent or any Parent Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with stockholders of Parent on any matter. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable.

(b) Section 4.4(b) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding shares of capital stock, voting securities or other equity interests of each Parent Subsidiary owned directly or indirectly by the Parent Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on Section 4.4(b) of the Parent Disclosure Letter and (ii) have been duly authorized and are validly issued, fully paid (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Parent Subsidiary) and nonassessable (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-403, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

(c) Other than ownership interests in the Parent Subsidiaries set forth on Section 4.4(b) of the Parent Disclosure Letter, Parent does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the Parent Subsidiaries as of the Execution Date.

SECTION 4.5 SEC Documents; Internal Controls.

(a) Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC have been or will be timely filed or furnished (the “Parent SEC Reports”). Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of RRMS, as to which Parent makes no representation or warranty.

(b) No Parent Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Reports. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Report.

(c) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(d) Since January 1, 2015, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 4.6 Financial Statements; Undisclosed Liabilities.

(a) Parent’s Annual Report on Form 10-K filed with the SEC on February 26, 2016 (the “Parent 10-K”) sets forth a true and complete copy of the consolidated audited statements of operations and comprehensive income, changes in owner’s equity and cash flows for each of the three years in the period ended December 31, 2015 and balance sheets as of December 31, 2015 and 2014 for Parent, including the notes thereto, and Parent’s Quarterly Report on Form 10-Q filed with the SEC on May 6, 2016 (the “Parent 10-Q”) sets forth a true and complete copy of the unaudited condensed consolidated statements of operations and comprehensive income (loss) and cash flows for each of the three month periods ending March 31, 2016 and March 31, 2015 and unaudited condensed consolidated balance sheet as of March 31, 2016 for Parent, including the notes thereto (the referenced financial statements set forth in the Parent 10-K and in the Parent 10-Q are collectively referred to as the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated

in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of such dates and the consolidated results of operations and comprehensive income and cash flows of Parent for such periods, except as otherwise noted therein. Except as set forth in the Parent Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the Parent SEC Reports.

(b) There are no liabilities or obligations of Parent or the Parent Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations disclosed, reflected or reserved against in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2015, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.7 Real Property; Rights-of-Way.

(a) Each of the Parent Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the Parent Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the Parent Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Each of the Parent Group Entities has such Rights-of-Way as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any Parent SEC Report filed on or prior to the Execution Date, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Parent Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) (i) (A) there are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the Parent Group Entities and (B) none of the Parent Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (A) or (B)), if pursued, would, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the Parent Group Entities that are real property

(owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the Parent Group Entities, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.8 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a) There are no (i) Proceedings pending or, to the Knowledge of the Parent Parties, threatened against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto or (ii) Orders against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto.

(b) None of the Parent Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.9 No Adverse Changes. Except as described in the Parent Financial Statements:

(a) since December 31, 2015, there has not been a Parent Material Adverse Effect;

(b) since December 31, 2015, there has not been any material damage, destruction or loss to any material portion of the assets of the Parent Group Entities, whether or not covered by insurance; and

(c) Since December 31, 2015, neither Parent nor any other Parent Group Entity has taken any action described in Section 5.1(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of RRMS, would violate such provisions.

SECTION 4.10 Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets; and (e) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Article IV, this Section 4.10 is the only representation in this Article IV with respect to Taxes.

SECTION 4.11 Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (a) the Parent Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the Parent Group Entities, their assets or their operations relating thereto that give rise to an obligation under any applicable Environmental Laws of the Parent Group Entities to investigate or remediate the presence or release of Hazardous Materials on any real property or rights-of-way owned, leased or otherwise impacted by Parent Group Entities operations, including off-site waste disposal sites; (c) the Parent Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the Parent Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all Environmental Permits, if any, required to be obtained or filed by the Parent Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are in full force and effect and none of the Parent Group Entities has received any notice regarding the revocation, suspension or amendment of any Environmental Permit as of the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the Parent Group Entities on their assets or as a result of their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or real property to any Hazardous Material in connection with Parent Group Entities assets or as a result of Parent Group Entities operations.

SECTION 4.12 Licenses; Permits.

(a) The Parent Group Entities have all Permits, except where the failure to obtain such Permit would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) All Permits are validly held by the Parent Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The Parent Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the Parent Parties, threatened, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(e) No Proceeding is pending or, to the Knowledge of the Parent Parties, threatened with respect to any alleged failure by the Parent Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 4.13 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the Parent Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each contract that is described in this Section 4.13(a) being a “Parent Material Contract”).

(b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each of the Parent Group Entities: (i) each Parent Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each Parent Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each Parent Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Parent Material Contract; and (iv) to the Knowledge of the Parent Parties, no other party to any Parent Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

SECTION 4.14 Employees and Employee Benefits.

(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each Parent Benefit Plan is and has been operated and maintained in compliance with its terms and the provisions of all applicable Laws, rules and regulations, including ERISA and the Code.

(b) None of the Parent Benefit Plans are subject to Title IV or Section 302 of ERISA or Section 412 of the Code and no Parent Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA and the Parent Group Entities have no direct or contingent liability with respect to any such plan. Except as required under applicable Law, none of the Parent Benefit Plans provide for post-employment medical or life insurance benefits.

(c) No action is pending or, to the Knowledge of the Parent Parties, threatened against, by or on behalf of any Parent Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course) that would have a Parent Material Adverse Effect. No Parent Benefit Plan and none of the Parent Parties with respect to any Parent Benefit Plan is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the Parent Parties, threatened that would have a Parent Material Adverse Effect. None of the assets of any Parent Group Entity is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or the Code.

SECTION 4.15 Labor Matters.

(a) There is no labor strike, or other material labor dispute, slowdown or stoppage pending or, to the Knowledge of the Parent Parties, threatened against the Parent Group Entities with respect to any of the employees of any Parent Group Entities (other than any such employees who provide exclusive or shared services with respect to the assets or business of the RRMS Group Entities) (collectively, the “Parent Associated Employees”), and the Parent Group Entities have not experienced any such labor strike or material labor dispute, slowdown or stoppage during the past three years.

(b) With respect to current, former and prospective Parent Associated Employees, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Parent Group Entities are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

SECTION 4.16 Brokerage Arrangements. Except for Parent’s obligations to Barclays Capital Inc. and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, none of the Parent Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the Parent Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.17 State Takeover Laws. Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the Governing Documents of Parent.

SECTION 4.18 Opinion of Financial Advisor. The Parent Board has received the opinion of Barclays Capital Inc., dated as of the Execution Date, to the effect that, as of the date thereof and subject to the qualifications, limitations and assumptions set forth therein, the exchange ratio of 0.8136 of a share of Parent Common Stock for each RRMS Public Unit outstanding immediately prior to the Effective Time is fair, from a financial point of view, to Parent.

SECTION 4.19 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and (b) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of RRMS for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.20 Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the industries in which the Parent Group Entities conduct business, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Group Entities other than in the ordinary course of business.

SECTION 4.21 Condition of Assets. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 4.22 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 4.23 Support Agreement. RRMS Holdings has all requisite corporate or limited liability company power and authority to execute and deliver the Support Agreement, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of the Support Agreement by RRMS Holdings, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by RRMS Holdings have been duly authorized and approved by all requisite corporate or limited liability company action on the part of RRMS Holdings. The Support Agreement has been duly executed and delivered by RRMS Holdings and constitutes the valid and legally binding obligation of RRMS Holdings, enforceable against RRMS Holdings in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 4.24 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARENT PARTIES IN THIS AGREEMENT, THE PARENT PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES ON OR OTHER MATTERS REGARDING THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE PARENT PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARENT PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.24 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PARENT GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS,

RIGHTS AND OBLIGATIONS

SECTION 5.1 Conduct of Parties.

(a) Except (i) as provided in this Agreement, including, without limitation, Section 5.3(f) and Section 7.4(b), (ii) as required by applicable Law, or (iii) as consented to in writing by RRMS (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date until the Effective Time, Parent shall not take any action to cause and shall not permit the RRMS General Partner to cause the amendment of the RRMS Partnership Agreement or the RRMS GP LLC Agreement, in each case, to the extent that any such amendment would reasonably be expected to (1) prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (2) adversely impact the Holders of RRMS Public Units in any material respect.

(b) Except (i) as provided in this Agreement, including, without limitation, Section 5.3(f) and Section 7.4(b), (ii) as set forth in the Parent Disclosure Letter, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the Execution Date or (v) as consented to in writing by RRMS (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date to the Effective Time, Parent shall, and shall cause each Parent Group Entity, to conduct its operations in the ordinary course consistent with past practice (except for such deviations as would not, individually or in the aggregate, have a material adverse effect on or result in a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities taken as a whole), and Parent shall not, and shall not permit any Parent Group Entity to:

(i) (A) amend Parent’s certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of RRMS Public Units in the Merger, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

(ii) other than transactions exclusively between wholly owned Parent Subsidiaries, or between Parent and a wholly owned Parent Subsidiary, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of RRMS Public Units in the Merger;

(iii) settle any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such settlements would, in the aggregate, have a Parent Material Adverse Effect;

(iv) except as set forth on Section 5.1(b) of the Parent Disclosure Letter, issue, deliver or sell any equity securities, or Rights to acquire equity securities, of Parent for cash; provided, however, that this clause (iv) shall not restrict or limit the ability of Parent to make equity grants to its employees, officers and directors pursuant to its Employee Benefit Plans or as permitted by clause (v); provided further, however, that nothing in this clause (iv) shall be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards consisting of Parent Common Stock or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including, without limitation, in connection with any equity award holder’s termination of service);

(v) grant any awards consisting of Parent Common Stock or other equity interests of Parent under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan, other than in the ordinary course of business consistent with past practice;

(vi) enter into any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(vii) fail to prevent the final, non-appealable denial of the permit applications set forth on Section 5.1(b)(vii) of the Parent Disclosure Letter prior to the Effective Date; or

(viii) agree, in writing or otherwise, to take any of the foregoing actions.

(c) Except as provided in this Agreement, including, without limitation, Section 5.3(f) and Section 7.4(b), from the Execution Date until the Effective Time, neither RRMS nor Parent shall, nor shall it cause any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.

(d) From the Execution Date until the Effective Time, each of Parent and RRMS shall, and shall cause its Subsidiaries to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified party. Notwithstanding the foregoing, neither Parent nor RRMS shall have any obligation to disclose or provide access to any information the disclosure of which Parent or RRMS (as applicable) has concluded may jeopardize any privilege available to Parent or RRMS, respectively, relating to such information or would be in violation of a confidentiality obligation binding on Parent or RRMS, respectively, including, without limitation, any information in connection with a Parent Designated Proposal (except as otherwise required by Section 5.3(f)).

SECTION 5.2 Access to Information; Confidentiality. Subject to applicable Laws, upon reasonable notice, each Party Group shall (and shall cause the members of such Party Group to) afford the officers, employees, counsel, accountants and other representatives and advisors (the “Representatives”) of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Effective Time, to its properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and the members of its Party Group. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group’s Representatives in connection with the access provided pursuant to this Section 5.2, and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its Representatives in connection with any such personal injuries. Subject to applicable Laws, during such period, each Party Group shall (and shall cause the members of such Party Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group. Each party shall hold information received from the other party pursuant to this Section 5.2 in confidence in accordance with the terms of the Confidentiality Agreement, dated as of April 19, 2016 between Parent and RRMS (as it may be amended from time to time, the “Confidentiality Agreement”).

SECTION 5.3 Certain Filings; Parent Stockholder Meeting.

(a) As promptly as practicable following the Execution Date (i) each of the RRMS Parties and the Parent Parties agrees to cooperate in the preparation of the Registration Statement (including the joint consent statement/prospectus/Parent Proxy Statement constituting a part thereof (the “Consent Statement/Prospectus/Parent Proxy Statement”)), (ii) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iii) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. Parent agrees to file the Registration Statement with the SEC as promptly as reasonably practicable. Each of Parent and RRMS agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the earlier of the consummation of the transactions contemplated by this Agreement and the termination of this Agreement in accordance with its terms. Parent shall use its reasonable best efforts to cause the Consent Statement/Prospectus/Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and RRMS agrees to furnish to the other party all information concerning the Parent Group Entities or the RRMS

Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus/Parent Proxy Statement will be made by Parent or RRMS, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b) Each of the Parent Parties and the RRMS Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Consent Statement/Prospectus/Parent Proxy Statement and any amendment or supplement thereto will, at the date the Consent Statement/Prospectus/Parent Proxy Statement is mailed to the Holders of RRMS Common Units or Parent Common Stock, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Parties and the RRMS Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Consent Statement/Prospectus/Parent Proxy Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or Consent Statement/Prospectus/Parent Proxy Statement.

(c) Each of RRMS and Parent shall (1) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (2) promptly supply the other with copies of all correspondence between RRMS or any of its Representatives, or Parent or any of its Representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and RRMS shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Consent Statement/Prospectus/Parent Proxy Statement or the Registration Statement as promptly as practicable.

(d) RRMS General Partner shall distribute to the Holders of RRMS Common Units the Consent Statement/Prospectus/Parent Proxy Statement, which shall include a form of consent that may be executed by Holders of RRMS Common Units in connection with the Written Consent as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(e) Parent shall, as soon as practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stock Issuance Approval. Subject to Section 5.3(f), Parent shall, through the Parent Board, recommend to its stockholders approval of the Parent Stock Issuance (the “Parent Board Recommendation”) and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to RRMS, such recommendation or (ii) fail to include such Parent Board Recommendation in the Parent Proxy Statement (any such action being referred to herein as a “Parent Adverse Recommendation Change”). Subject to Section 5.3(f), Parent shall use reasonable best efforts to obtain from its stockholders the Parent Stock Issuance Approval. Without limiting the generality of the foregoing, the obligations of Parent set forth in the first sentence of this Section 5.3(e) shall not be affected by a Parent Adverse Recommendation Change (other than a Parent Recommendation Change made in connection with a Parent Designated Proposal). Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stock Issuance Approval, (ii) in the absence of a quorum, (iii) if Parent has delivered any notice contemplated by Section 5.3(f) and the time periods contemplated by Section 5.3(f) have not expired, or (iv) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting.

(f) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stock Issuance Approval, and subject to compliance with the provisions of this Section 5.3(f), the Parent Board may, if the Parent Board determines in good faith (after consultation with the Parent’s financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to stockholders under applicable Law, make a Parent Adverse Recommendation Change; provided, however, that no such Parent Adverse Recommendation Change shall be made in response to a Parent Acquisition Proposal that does not constitute a Parent Designated Proposal; provided further, however, that the Parent Board may not effect a Parent Adverse Recommendation Change pursuant to the foregoing unless:

(i) Parent has provided prior written notice to RRMS of its intention to make a Parent Adverse Recommendation Change, specifying in reasonable detail the reasons for such action (including, in the case of a Parent Designated Proposal, a description of the material terms of such Parent Designated Proposal and a copy of any draft definitive agreement reflecting such Parent Designated Proposal), at least five (5) days in advance of its making a Parent Adverse Recommendation Change, unless at the time such notice is required to be given there are less than five (5) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Parent Notice Period”); and

(ii) during the Parent Notice Period the Parent Board has negotiated, and has caused its Representatives to negotiate, with RRMS (to the extent RRMS desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be reasonably likely to be inconsistent with the Parent Board’s fiduciary duties to stockholders under applicable Law; provided that any material amendment to the terms of a Parent Designated Proposal, if applicable, shall require a new notice pursuant to this Section 5.3(f) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for three (3) days from the time RRMS receives such notice (as opposed to five (5) days).

SECTION 5.4 Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the other terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 5.5 No Public Announcement. On the Execution Date, Parent and RRMS shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent, RRMS General Partner and the RRMS Conflicts Committee. From and after the Execution Date, neither RRMS nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and RRMS General Partner in advance of such public announcement or press release) without the prior approval of Parent and RRMS General Partner, which approval shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.6 Expenses. Whether or not the Merger is consummated, and except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except that Parent and RRMS shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Consent Statement/Prospectus/Parent Proxy Statement and (b) the costs of printing and mailing of the Consent Statement/Prospectus/Parent Proxy Statement.

SECTION 5.7 Regulatory Issues. RRMS and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 5.8 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger (a) with respect to holders of RRMS Public Units, as a taxable sale of such RRMS Common Units to Parent and (b) with respect to Parent, as a purchase of RRMS Public Units from the Holders of such RRMS Common Units. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

SECTION 5.9 D&O Insurance.

(a) For a period of six years after the Effective Time, Parent shall, and shall cause the RRMS Group Entities to, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the RRMS D&O Indemnified Parties as provided in the Governing Documents of any RRMS Group Entity, under applicable Delaware Law or otherwise, and shall ensure that the Governing Documents of RRMS and RRMS General Partner (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of RRMS and RRMS General Partner as of the Execution Date.

(b) For a period of six years after the Effective Time, Parent shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each RRMS D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the RRMS Group Entities (“D&O Insurance”), on terms no less advantageous to the RRMS D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance for the RRMS D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the RRMS Group Entities for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. Parent shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the RRMS D&O Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9.

(c) The provisions of this Section 5.9 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement for a period of six years and expressly are intended to benefit each of the RRMS D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any RRMS D&O Indemnified Party under this Section 5.9 shall be in addition to any other rights such RRMS D&O Indemnified Party may have under the Governing Documents of any RRMS Group Entity or applicable Law.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.9.

SECTION 5.10 Dividends and Distributions. After the Execution Date until the Effective Time, each of Parent and RRMS shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and RRMS Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that Holders of RRMS Common Units shall not receive, for any quarter, distributions both in respect of RRMS Common Units and also dividends in respect of the Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter (exclusive of any dividends received in respect of Parent Common Stock not received by such Holders in the Merger) either: (a) only distributions in respect of RRMS Common Units or (b) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

SECTION 5.11 Consent to Use of Financial Statements; Financing Cooperation. The RRMS Parties hereby consent to the Parent Group Entities’ use of and reliance on any audited or unaudited financial statements, including the RRMS Financial Statements, relating to the RRMS Group Entities reasonably requested by the Parent Parties to be used in any financing or other activities of the Parent Parties permitted hereby, including any filings that the Parent Parties desire to make with the SEC. In addition, the RRMS Parties will use commercially reasonable efforts, at the Parent Parties’ sole cost and expense, to obtain the consents of BDO USA, LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the RRMS Parties will provide the Parent Parties such information, and make available such personnel, as the Parent Parties may reasonably request in order to assist any of the Parent Group Entities in connection with financing activities permitted hereby, including any public offerings to be registered under the Securities Act or private offerings.

SECTION 5.12 Section 16 Matters. Prior to the Effective Time, the RRMS Board and the Parent Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of RRMS Common Units (including derivative securities with respect to such RRMS Common Units) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to such shares Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to RRMS, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.13 Conflicts Committee. Prior to the Effective Time, neither any Parent Party nor any RRMS Group Entity shall, without the consent of the RRMS Conflicts Committee, eliminate the RRMS Conflicts Committee, or revoke or diminish the authority of the RRMS Conflicts Committee, or remove or cause the removal of any director of the RRMS Board that is a member of the RRMS Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the RRMS Board, including the affirmative vote of the other member of the RRMS Conflicts Committee. For the avoidance of doubt, this Section 5.13 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

SECTION 5.14 Performance by the RRMS General Partner. The RRMS General Partner shall cause RRMS and the RRMS Subsidiaries to comply with the terms of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by RRMS and the RRMS General Partner and their respective Subsidiaries (other than actions or inactions by the RRMS Conflicts Committee) shall not be, and not be deemed to be, breaches or violations or failures to perform by RRMS, the RRMS General Partner or their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of or on the recommendation of Parent or any Parent Group Entity acting in its capacity as such.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a) Consent Statement. The Consent Statement/Prospectus/Parent Proxy Statement shall have been cleared by the SEC and mailed to Holders of RRMS Common Units (in accordance with Regulation 14A of the Exchange Act) at least 20 Business Days prior to the Closing.

(b) Approvals. The parties hereto shall have received all governmental consents and approvals, the absence of which would, individually or in the aggregate, have a RRMS Material Adverse Effect or a Parent Material Adverse Effect.

(c) Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of RRMS, and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(c) shall not imply that the Written Consent is permitted by the RRMS Partnership Agreement or applicable Law to be amended, modified, withdrawn, terminated or revoked following its execution by Holders of RRMS Common Units constituting a Unit Majority (as defined in the RRMS Partnership Agreement).

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(e) NYSE Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(f) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent Parties or the RRMS Parties with respect thereto.

(g) Parent Stock Issuance Approval. The Parent Stock Issuance Approval shall have been obtained in accordance with applicable Law and the Governing Documents of Parent.

SECTION 6.2 Conditions to the Parent Parties’ Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the RRMS Parties set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.9(a)) shall be true and correct (without regard to any materiality, “RRMS Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a RRMS Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.9(a) shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the RRMS Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “RRMS Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of RRMS General Partner certifying to the matters set forth in Section 6.2(a).

SECTION 6.3 Conditions to the RRMS Parties’ Obligations. The obligation of the RRMS Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the RRMS Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x) Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (unless there shall have been a Parent Adverse Recommendation Change in accordance with Section 5.3(f)), and (z) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.9(a)) shall be true and correct (without regard to any materiality, “Parent Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.9(a) shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Parent Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) RRMS General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section 6.3(a).

SECTION 6.4 Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the RRMS Conflicts Committee and the RRMS Board, on behalf of RRMS.

SECTION 7.2 Termination by RRMS or Parent. At any time prior to the Effective Time, this Agreement may be terminated by RRMS or Parent if:

(a) the Effective Time shall not have occurred on or before December 31, 2016 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties fail to perform or observe in any material respect or to RRMS if the RRMS Parties fail to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3, Section 5.4 and Section 5.7; or

(c) the Parent Stockholder Meeting and any adjournment or postponement thereof shall have concluded and the Parent Stock Issuance Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to Parent where the failure to obtain the Parent Stock Issuance Approval is proximately caused by a withdrawal, modification or qualification of the Parent Board Recommendation that is not permitted by Section 5.3(f).

SECTION 7.3 Termination by RRMS. This Agreement may be terminated by RRMS at any time prior to the Effective Time:

(a) if a Parent Adverse Recommendation Change shall have occurred in connection with a Parent Designated Proposal;

(b) if a Parent Adverse Recommendation Change shall have occurred other than in connection with a Parent Designated Proposal; provided, however, that RRMS may only terminate this Agreement pursuant to this Section 7.3(b) within five (5) Business Days after RRMS and the RRMS Conflicts Committee have been notified, or otherwise become aware, of such Parent Adverse Recommendation Change; provided further, however, that unless RRMS has provided written notice to Parent of its intention not to terminate this Agreement within five (5) Business Days after RRMS and the RRMS Conflicts Committee have been notified, or otherwise become aware, of any such Parent Adverse Recommendation Change, then this Agreement shall be deemed terminated pursuant to this Section 7.3(b); or

(c) if the Parent Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the Parent Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.3(c) shall not be available to RRMS if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time).

SECTION 7.4 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if the RRMS Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the RRMS Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the RRMS Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.4 shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time); or

(b) if a Parent Adverse Recommendation Change shall have occurred in connection with a Parent Designated Proposal prior to the Parent Stockholder Meeting and in compliance with Section 5.3(f).

SECTION 7.5 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made (except in the case of a deemed termination pursuant to Section 7.3(b)), and this Agreement, except for the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement or their respective directors, officers and Affiliates and all rights and obligations of the parties hereto under this Agreement shall terminate, except for those contained in the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII, which shall survive such termination; except that (i) Parent may have liability as provided in Section 7.6, and (ii) subject to Section 7.6(c), nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a nonbreaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

SECTION 7.6 Termination Fees; Expenses.

(a) In the event this Agreement is terminated by RRMS or Parent pursuant to Section 7.2(c) (Parent Stock Issuance Approval) at a time when this Agreement is not (or has not been) otherwise terminable by RRMS pursuant to Section 7.3(a) or (b) (Parent Adverse Recommendation Change), then Parent shall pay to RRMS, within two (2) Business Days after the date of termination, by wire transfer of immediately available funds (to an account designated by RRMS), any and all out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants) actually incurred by or on behalf of RRMS in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby (the “RRMS Expenses”), in an aggregate amount not to exceed $3,800,000.

(b) In the event this Agreement is terminated (i) by RRMS pursuant to Section 7.3(a) (Parent Adverse Recommendation Change), (ii) by RRMS (or otherwise deemed terminated) pursuant to Section 7.3(b) (Parent Adverse Recommendation Change), (iii) by RRMS or Parent pursuant to Section 7.2(c) (Parent Stock Issuance Approval) or (iv) by Parent pursuant to Section 7.4(b) (Parent Adverse Recommendation Change), and in the case of each of clause (i), (iii) and (iv) where prior to such termination a Parent Adverse Recommendation Change has occurred in connection with a Parent Designated Proposal, then Parent shall pay to RRMS, within two (2) Business Days, by wire transfer of immediately available funds (to an account designated by RRMS), after the date of termination, $15,500,000 (the “Termination Fee”).

(c) The parties acknowledge that the provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement. The parties agree that in the event that Parent pays the RRMS Expenses or the Termination Fee, as applicable, to RRMS, Parent shall have no further liability to RRMS or RRMS General Partner of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall Parent be required to pay the RRMS Expenses or the Termination Fee on more than one occasion. The parties further agree that in no event shall Parent be required to pay both the RRMS Expenses and the Termination Fee.

SECTION 7.7 Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 7.8 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

SECTION 7.9 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article VII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct. Without limiting the rights of the Parent Group Entities under this Agreement, the RRMS Parties shall not have any liability for monetary damages for any breach of, or inaccuracy in, any representation or warranty made by the RRMS Parties, and the Parent Parties shall not have any liability for monetary damages for any breach of Section 5.1(b)(vii).

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the RRMS Parties, addressed to:

Rose Rock Midstream, L.P.

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Attention: General Counsel

Facsimile: (918) 524-8687

E-mail: CCheeseman@semgroup.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: Christine B. LaFollette/Christopher J. Arntzen

Facsimile: (713) 236-0822

Email: clafollette@akingump.com

            carntzen@akingump.com

If to any of the Parent Parties, addressed to:

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Attention: Chief Executive Officer

Facsimile: (918) 524-8687

E-mail: CConner@semgroup.com

with a copy to (which shall not constitute notice):

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Attention: General Counsel

Facsimile: (918) 524-8687

E-mail: CCheeseman@semgroup.com

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, CO 80202

Attention: Steven K. Talley

Facsimile: (303) 313-2840

E-mail: stalley@gibsondunn.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 8.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any federal or state court located in the State of Delaware) (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement, and (d) agrees to service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.1 or in any manner prescribed by the Laws of the State of Delaware. Nothing in this Section 8.2 shall affect the right of any party to serve legal process in any other manner permitted by Law.

SECTION 8.3 Entire Agreement; Amendments, Consents and Waivers. This Agreement, the Support Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (a) the parties acknowledge and agree that neither the RRMS Group Entities nor any other Person has made, directly or indirectly, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the RRMS Group Entities or as to the accuracy or completeness of any information regarding any RRMS Group Entity furnished or made available to any Parent Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, directly or indirectly, and the RRMS Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the Parent Group Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any RRMS Group Entity, and (c) the RRMS Parties and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any RRMS Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any RRMS Group Entity of, or any Parent Group Entity’s or any RRMS Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Parent Group Parties or RRMS Group Parties, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by the RRMS Parties’ constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (a) and (b), and any decision or determination by RRMS to (x) terminate this Agreement pursuant to Section 7.2 or Section 7.3, or elect not to terminate this Agreement pursuant to Section 7.3(b) in the event this Agreement becomes terminable pursuant to Section 7.3(b), or (y) enforce this Agreement (including pursuant to Section 7.8), must be approved by, in the case of consents, waivers, amendments or modifications, or such decisions or determinations, by any RRMS Party or the RRMS Board, the RRMS Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 8.4 Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.9 and (ii) for the right of the Holders of RRMS Common Units (other than those subject to the RRMS Restricted Unit Awards) to receive the Merger Consideration (including any Fractional Share Proceeds and other distributions) after the Closing (a claim by the Holders of RRMS Common Units with respect to which may not be made unless and until the Closing shall have occurred). No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 8.6 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

SEMGROUP CORPORATION,

By:	/s/ Carlin G. Conner
Name:	Carlin G. Conner
Title:	President and Chief Executive Officer

PBMS, LLC,

By:	ROSE ROCK MIDSTREAM HOLDINGS, LLC, its sole member

By:	SEMGROUP CORPORATION, its sole member

By:	/s/ Carlin G. Conner
Name:	Carlin G. Conner
Title:	President and Chief Executive Officer

ROSE ROCK MIDSTREAM, L.P.,

By:	ROSE ROCK MIDSTREAM GP, LLC, its general partner

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Chief Financial Officer

ROSE ROCK MIDSTREAM GP, LLC,

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Chief Financial Officer

Agreement and Plan of Merger